Exhibit 5.4

[Letterhead of Albuquerque & Associados]

    June 29, 2010

[General Maritime Management (Portugal), Limitada]
To: General Maritime Corporation
299 Park Avenue
New York, NY  10171

Ladies and Gentlemen:

We have acted as Portuguese counsel to General Maritime Management (Portugal), Limitada, (the “Registrant”), a wholly owned subsidiary of General Maritime Corporation, a company organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Registration Statement on Form S-4, as amended (File No. 333-166280) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission, pursuant to which the Company is registering (i) $300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”) to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”) in a registered exchange offer as contemplated by the Registration Statement and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the subsidiary guarantors listed on Schedule I hereto (the “Subsidiary Guarantors”) of the Series B Notes.  The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture dated as of November 12, 2009 (the “Indenture”), among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York Mellon, as trustee.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  We have also relied upon the statements, representations and certificates of officers or other representatives of the Registrant, public officials and others, as to factual matters only.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

The Indenture and the Subsidiary Guarantee of the Registrant have been duly authorized by the Registrant.

We express no opinion as to any laws other than the laws of Portugal (the “Relevant Laws”). The opinions expressed herein are based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

Albuquerque & Associados
Sociedade de Advogados RL

/s/ João Salvador
João Salvador
Partner